EXHIBIT 5.1

OPINION OF GIBSON, DUNN & CRUTCHER LLP

[Letterhead of Gibson, Dunn & Crutcher LLP]
200 Park Avenue New York, New York 10166-0193
212-351-4000     212-351-4035 Fax
www.gibsondunn.com

March 15, 2002

Client No.
75127-00031

The Advisory Board Company
600 New Hampshire Avenue, NW
Washington, DC 20037

     Re:    Registration Statement on Form S-8 of The Advisory Board Company

Ladies and Gentlemen:

     We refer to an aggregate of up to 13,121,728 shares of Common Stock, par value $.01 per share, of The Advisory Board Company, a Delaware corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Of the shares of Common Stock subject to the Registration Statement (the “Shares”), up to (i) 9,080,128 of the Shares are reserved for issuance pursuant to The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan (the “1997 Plan”), (ii) 2,357,600 of the Shares are reserved for issuance pursuant to The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan (the “2001 Plan”), (iii) 842,000 of the Shares are reserved for issuance pursuant to The Advisory Board Company Directors’ Stock Plan (the “Directors’ Plan”), and (iv) 842,000 of the Shares are reserved for issuance pursuant to The Advisory Board Company Employee Stock Purchase Plan (the “ESPP”).

     We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, we are of the opinion that the Shares have been validly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Registration Statement and the 1997 Plan, the 2001 Plan, the Directors’ Plan or the ESPP, as the case may be, and, when (a) the Registration Statement has become effective

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under the Act, and (b) the pertinent provisions of any applicable state securities law have been complied with, the Shares so issued will be legally issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing on the cover of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

SRF/ROM/JKM

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